Wells-Gardner Electronics Corporation
Code of Business Conduct & Ethics

Introduction
This Code of Business Conduct and Ethics (Code) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, sales representatives, independent third party agents and consultants (each a “Representative”), of Wells-Gardner Electronics Corporation and its subsidiaries (Company). All of our Representatives must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company’s sales representatives, agents and consultants.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Those who violate the standards in this Code will be subject to disciplinary action.

IF YOU ARE IN A SITUATION, WHICH YOU BELIEVE MAY VIOLATE OR LEAD TO A VIOLATION OF THIS CODE, FOLLOW THE GUIDELINES DESCRIBED IN SECTION 15 OF THIS CODE.

1. Compliance with Laws, Rules and Regulations
Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All Representatives must respect and obey the laws, rules and regulations of the cities, states and countries in which we operate. Although not all Representatives are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

2. Conflicts of Interest
A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when a Representative, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a Representative, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in or with the Company. Loans to, or guarantees of obligations of, Representatives, officers or directors and their family members by the Company may create conflicts of interest.

It is almost always a conflict of interest for a Representative to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. You should avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Under no circumstances is an employee, officer or director to deal directly or indirectly with the Company for personal profit, except with the prior written approval of the Company's Chairman given after full disclosure of all the circumstances.

Conflicts of interest are prohibited as a matter of Company policy and may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company’s Chief Financial Officer. Any Representative, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of the Company's Chairman or Chief Financial Officer and consult the procedures described in Section 15 of this Code.

3. Insider Trading
Representatives who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions or concerns, please consult with the Company’s Chief Financial Officer prior to trading.

4. Corporate Opportunities
Representatives, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the written consent of the Company’s Chairman. No Representative may use corporate property, information, or position for improper personal gain, and no Representative may compete with the Company directly or indirectly.

Without limiting the generality of the foregoing, Representatives, officers and directors should avoid speculation or dealing in any kind of service or real or personal property in a market or during a period that the Company may be purchasing or dealing in services or property of the same or a similar kind.

5. Competition and Fair Dealing
We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance and service, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.  Each Representative should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees.

To maintain the Company’s valuable reputation, compliance with our quality processes and safety requirements is essential. Quality requires that our products and services be designed and manufactured to meet our obligations to customers. All inspection and testing documents must be handled in accordance with applicable procedures.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any Representative or his or her family member in connection with the business of the Company unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts, which you are not certain are appropriate.

6. Employment Relationship
The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any discrimination or harassment or any kind. Examples include derogatory comments based on racial, sexual or ethnic characteristics and unwelcome sexual advances.

Supervisors must be particularly sensitive to the maintenance of totally professional relations with subordinates. Undue activities, no matter how subtle, which result in less than professional relations, must be avoided. Evidence of violation of the letter or spirit of this policy will result in appropriate disciplinary measures.

The Company is entitled to the full working time and energy of each of its employees. Special attention should be given to avoiding the conduct of any outside business during Company working hours, on Company premises, or in a manner that involves fellow employees during their Company working hours, and the solicitation of fellow employees (particularly subordinates, who could be especially vulnerable to what might be perceived as pressure from a supervisor) to participate in or with such business in any way, whether as a customer, employee, independent contractor, or otherwise.

7. Health and Safety
The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are absolutely forbidden and will result in immediate disciplinary action. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

8. Record Keeping
The Company requires honest and accurate recording and reporting of information in order to be able to make responsible business decisions and to be able to make full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in its other public communications. It is the Company's policy to make such disclosure.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.

All Representatives who use business expense accounts must document and record them accurately. If you are not sure whether a certain expense is reimbursable, ask your supervisor or the Corporate Controller.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports.  All such communication is considered as the property of the Company.  In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company’s Chief Financial Officer.

9. Confidentiality
Representative must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers, except when disclosure is authorized in writing by the Company’s Chairman, Chief Financial Officer or required by laws or regulations. Confidential information includes all nonpublic information that might be of use to competitors, or harmful to the Company or its suppliers, if disclosed. It also includes information that suppliers have entrusted to us. The obligation to preserve confidential information continues even after employment or appointment ends.

10. Protection and Proper Use of Company Assets
All Representatives should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business.

The obligation of Representatives to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy. It could also be illegal and may result in civil or even criminal penalties.

11. Political Contributions
Contributions by the Company, directly or indirectly, to or on behalf of candidates for federal office are not permitted. Other political contributions are allowed only if permissible under applicable laws, rules and regulations.

12. Payments to Government Personnel
The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities, which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s Chief Financial Officer can provide guidance to you in this area.

13. Reporting any Illegal or Unethical Behavior
Representatives are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Violations of this Code should be reported promptly to the appropriate Management Personnel. It is the policy of the Company not to tolerate retaliation for reports of misconduct by others made in good faith by Representative. Representatives are expected to cooperate in internal investigations of misconduct.

Additionally, the Company's Senior Management should always be informed of matters which might appear to risk damage to the Company's reputation, as well as its financial condition or profitability.

14. Compliance Statement
All non-union employees and agents of the Company are required to submit a compliance statement disclosing that they have read the Code and will operate in accordance with it (see Exhibit A).

15. Compliance Procedures
We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts.
In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do?
Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role.
In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor or other Senior Management.
This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems. Additionally, you may discuss this matter with the Human Resources Department or an Officer of the Company.

•	You may report ethical violations in confidence and without fear of retaliation.
If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees or agents for good faith reports of ethical violations.

•	Submission of confidential information to the Audit Committee.
The Audit Committee is responsible for overseeing the accounting and financial reporting process of the Company. In order to ensure the integrity of the Company’s financial reports, the Committee welcomes and encourages Representatives to report directly to them any practice, policy or acts that could impair the integrity of the Company’s financial records or reports.

If you have any information that you believe would be beneficial to the Committee in fulfilling its oversight responsibilities, please contact the Committee at the address below. The identity of any Representative submitting information to the Committee will be held in confidence, as required by The Sarbanes-Oxley Act.

Mr. Frank R. Martin
c/o Righeimer, Martin & Cinquino
Wells-Gardner Electronics Audit Committee Chairman
20 North Clark Street, Suite 1900
Chicago, Illinois 60602
Phone: 312-726-5646

•	Always ask first, act later.
If you are unsure of what to do in any situation, seek guidance before you act.

21071831/v1

Exhibit A

Wells-Gardner Electronics Corporation
Code of Business Conduct & Ethics Report

To:	Audit Committee Chairman, Chairman of the Board of Directors or Chief Financial Officer
Wells-Gardner Electronics Corporation
(Company)

In accordance with the Company’s Code of Business Conduct and Ethics (Code), I certify and confirm that I have read and understood the Wells-Gardner Electronics Corporation Code of Business Conduct and Ethics and agree that it is my responsibility to comply with the Code.

In addition, I certify that I do not know of any fact, matter or circumstance in the Company’s business or operations, or related thereto, that has occurred or existed at any time on or after January 1st, 2007, or from the date of the last Report I filed with the Company, up to and including the date of this Report, that may involve a violation of any applicable law, rule or regulation or that may involve a violation of the Code that has not been properly reported in writing (a suggested format is attached) to the appropriate authority; either the Chairman of the Audit Committee, the Chairman of the Board of Directors or the Chief Financial Officer.

______________________________	_________________________	_________________________
Signature of Employee / Representative	Print Name	Date
_________________________ Company Witness Signature	_________________________ Witness Name	_________________________ Date

21071831/v1

ATTACHMENT

Date of Incident	Principal People Involved in Incident	Short Description of Incident

_____________________________________	____________________________	_________________________
Signature of Employee / Representative	Print Name	Date

21071831/v1